Exhibit 99.1

For immediate release

For more information contact:

Media – Bruce Amundson (253) 924-3047

Analysts – Kathryn McAuley (253) 924-2058

Weyerhaeuser provides dividend guidance for 2011

•	Conference call today at 9 a.m. Eastern Time

FEDERAL WAY, Wash. (Dec. 13, 2010) – Weyerhaeuser Company (NYSE: WY) today announced the dividend guidance its board of directors is providing for 2011.

Weyerhaeuser anticipates paying a quarterly dividend of 15 cents per share, or 60 cents per share on an annualized basis, with the first dividend payment expected to occur in March 2011. The board will determine and declare the actual dividend on a quarterly basis.

“This action establishes a dividend that is attractive to shareholders – one that is sustainable and that we expect to grow over time,” said Dan Fulton, president and chief executive officer.

“We do not anticipate significant improvement in the housing market in 2011,” Fulton said. “While there is significant near term uncertainty, the longer-term outlook remains positive as we expect improved macroeconomic conditions and housing starts to return to trend levels.”

The company is targeting a dividend payout ratio of 75 percent of Funds Available for Distribution (FAD) over the cycle. However, given the near-term outlook, the company’s 2011 dividend payout may be significantly all of its FAD for the year.

As previously announced, Weyerhaeuser intends to make the REIT election when it files its 2010 tax return, making the effective date Jan. 1, 2010.

The company also announced it expects to incur impairment charges of $95 million as a result of the ongoing review of its Wood Products system capacity, and $15 million on certain real estate assets. Weyerhaeuser will file a current report on Form 8K with the Securities and Exchange Commission today with additional details regarding the impairments.

Investor Conference Call

Weyerhaeuser will hold a live conference call at 9 a.m. Eastern (6 a.m. Pacific) on Dec. 13, 2010 to discuss today’s announcement.

To access the conference call from within North America, dial 1-866-518-4547 at least 15 minutes prior to the call. Those calling from outside North America should dial 1-706-643-9225. The access code for the conference call is 29140156. Replays will be available for one week at 1-800-642-1687 from within North America and at 1-706-645-9291 from outside North America. The access code for the replays is 29140156.

The call will also be webcast through Weyerhaeuser’s Internet site at http://investor.weyerhaeuser.com and is accessible by selecting the “Dec. 13 Conference Call” link.

The webcast is available through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at http://www.fulldisclosure.com, Thomson’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson’s password-protected site, StreetEvents (http://www.streetevents.com).

About Weyerhaeuser

Weyerhaeuser Company, one of the world’s largest forest products companies, began operations in 1900. We grow and harvest trees, build homes and make a range of forest products essential to everyday lives. We manage our timberland on a sustainable basis in compliance with internationally recognized forestry standards. At the end of 2009, we employed approximately 14,900 employees in 10 countries. We have customers worldwide and generated $5.5 billion in sales in 2009. Our stock trades on the New York Stock exchange under the symbol WY. Additional information about us is available at http://www.weyerhaeuser.com.

Forward Looking Statement

This press release contains statements concerning the company’s future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on various assumptions and may not be accurate because of risks and uncertainties surrounding these assumptions. Factors listed below, as well as other factors, may cause actual results to differ significantly from these forward-looking statements. There is no guarantee that any of the events anticipated by these forward-looking statements will occur. If any of the events occur, there is no guarantee what effect they will have on company operations or financial condition. The company will not update these forward-looking statements after the date of this press release.

Some forward-looking statements discuss the company’s plans, strategies and intentions. They use words such as “expects,” “may,” “will,” “believes,” “should,” “approximately,” “anticipates,” “estimates,” and “plans.” In addition, these words may use the positive or negative or other variations of those terms.

This press release contains forward-looking statements regarding the company’s expectations during the during the fourth quarter of 2010 and in 2011, including continuing difficult economic conditions; a challenging homebuilding market in 2011, performance of the Company’s Real Estate segment and impairments in the Real Estate segment; impairments resulting from management’s review of the company’s capacity plan in the Wood Products segment; performance of the Company’ Cellulose Fibers segment; harvest levels in Timberlands; liquidity and funds available for distribution; and debt and interest expense levels. Major risks, uncertainties and assumptions that affect the company’s businesses and may cause actual results to differ from these forward-looking statements, include, but are not limited to:

•	the effect of general economic conditions, including employment rates, housing starts, interest rate levels, availability of financing for home mortgages, and strength of the U.S. dollar;

•	market demand for the company’s products, which is related to the strength of the various U.S. business segments and economic conditions;

•	performance of the company’s manufacturing operations;

•	the level of competition from domestic and foreign producers;

•	raw material and energy prices and transportation costs;

•	the effect of weather;

•	the risk of loss from fires, floods, windstorms, hurricanes, pest infestation and other natural disasters;

•	the successful execution of internal performance plans, including restructurings and cost reduction initiatives;

•	federal tax policies;

•	the effect of forestry, land use, environmental and other governmental regulations;

•	legal proceedings;

•	the effect of timing of retirements and changes in the market price of company stock on charges for stock-based compensation;

•	changes in accounting principles;

•	performance of pension fund investments and related derivatives; and

•	other factors described under “Risk Factors” in the Company’s annual report on Form 10-K.

The company also is a large exporter and is affected by changes in economic activity in Europe and Asia, particularly Japan and China.

It also is affected by changes in currency exchange rates, particularly the relative value of the U.S. dollar to the euro and the Canadian dollar. Restrictions on international trade or tariffs imposed on imports also may affect the company.